Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements of ZW Data Action Technologies Inc. (the “Company”) on Form S-3 of our report dated April 17, 2023, with respect to our audit of the consolidated financial statements of the Company as of December 31, 2022 and 2021, and for each of the years in the two-year period ended December 31, 2022, which report is included in the Annual Report on Form 10-K (File No. 001-34647, filed with the SEC on April 17, 2023) of the Company for the year ended December 31, 2022.

We also consent to the reference to our firm under the caption “Experts” in the Prospectus, which is part of this registration statement.

/s/ Centurion ZD CPA & Co.

Centurion ZD CPA & Co.

Hong Kong, China

January 9, 2024